Exhibit 4.2

DESCRIPTION OF REGISTRANT’S SECURITIES

As of December 31, 2025, Equity Bancshares, Inc. (the “Company,” “we,” or “our”) had one class of securities, our Class A Voting Common Stock, par value $0.01 per share (“Class A common stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DESCRIPTION OF COMMON STOCK

General

We are incorporated in the State of Kansas. The rights of our stockholders are generally governed by Kansas law, our Second Amended and Restated Articles of Incorporation (“Articles of Incorporation”) and our Amended and Restated Bylaws (“Bylaws”). The terms of our common stock are therefore subject to Kansas law and federal law governing bank holding companies.

The following description of our Class A common stock is a summary and is subject to, and is qualified in its entirety by reference to, the provisions of our Articles of Incorporation and our Bylaws. For more detailed information about the rights of our Class A common stock, you should refer to our Articles of Incorporation, Bylaws and the applicable provisions of Kansas law for additional information.

Authorized Capital Stock

We are authorized to issue (i) 50,000,000 shares of common stock, par value $0.01 per share, of which (a) 45,000,000 shares are designated as Class A common stock, and (b) 5,000,000 shares are designated as Class B Non-Voting common stock (“Class B common stock”), and (ii) 10,000,000 shares of preferred stock. All outstanding shares of our Class A common stock are fully paid and non-assessable.

Voting Rights

Each holder of our Class A common stock is entitled to one vote per share on all matters to be voted on by our stockholders. Our stockholders do not have cumulative voting rights with respect to the election of directors. If we issue preferred stock, holders of our preferred stock may also possess voting rights. Our Class B common stock has no voting rights.

Subject to the rights of the holders of any preferred stock then outstanding, removal of any of directors without cause requires the affirmative vote of the holders of record of outstanding shares representing at least 66 2/3% of the voting power of all the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class.

Our Articles of Incorporation provide that our board of directors is authorized to make, amend, alter or repeal our Bylaws, subject to the power of the stockholders, as described below, to make, amend, alter or repeal our Bylaws. Notwithstanding the foregoing, the affirmative vote of at least 66 2/3% of the voting power of all the shares of our then outstanding voting stock, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provisions inconsistent with, Articles II (Meetings of Stockholders), III (Directors), VIII (Indemnification of Directors, Officers, Employees & Agents) or IX (Amendments) of our Bylaws.

Our Articles of Incorporation also require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of our then outstanding voting stock, voting together as a single class, to amend or repeal, or adopt any provisions inconsistent with, Articles VI (Action by Stockholders), VII (Number, Classification and Election of Directors; Vacancies), VIII (Removal of Directors), IX (Indemnification of Officers and Directors), XI (Control Share Acquisitions), XII (Business Combinations with Interested Stockholders), XIII (Amendment of Bylaws), or XIV (Amendment of Articles) of our Articles of Incorporation.

No Preemptive or Similar Rights

Our Class A common stock has no preemptive rights and is not entitled to the benefits of any redemption or sinking fund provision.

Dividend Rights

To the extent permitted under Kansas law and subject to the rights of holders of any outstanding shares of our preferred stock, holders of our Class A common stock are entitled to participate ratably on a per share basis with holders of our Class B common stock in the payment of dividends, when, as and if declared thereon by our board of directors. If we issue preferred stock, the holders of the preferred stock may have a priority over the holders of Class A common stock with respect to dividends.

Liquidation Rights

Subject to the provisions of any outstanding series of preferred stock and after payment of all of our debts and other liabilities, the holders of Class A common stock are entitled to participate ratably on a per share basis in all distributions to the holders of our Class A common stock and Class B common stock in any liquidation, dissolution or winding up of the Company.

Certain Provisions of Our Articles of Incorporation and Bylaws

Advance Notice for Stockholder Proposals and Director Nominations

Our Articles of Incorporation contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting of stockholders and provide for certain procedures to be followed by stockholders in nominating candidates for election as directors. Generally, the advance notice provisions require that stockholder proposals be provided to us no less than 120 days prior to the day corresponding to the date on which we released our proxy statement in connection with the previous year’s annual meeting in order to be properly brought before a stockholder meeting. The notice must set forth specific information regarding the stockholder submitting the proposal or nomination and the proposal or director nominee, as described in our Articles of Incorporation, and must otherwise comply with the terms of our Articles of Incorporation. These requirements are in addition to those set forth in the regulations adopted by the Securities and Exchange Commission under the Exchange Act.

Special Meetings of Stockholders

Our Articles of Incorporation provide that special meetings of stockholders may be called by our President, or by or at the direction of a majority of the board of directors, and shall be called by the Chairman of the board of directors, the President or the Secretary upon the written request of the holders of not less than twenty percent (20%) of all of the outstanding shares of our capital stock entitled to vote at such special meeting. The business transacted at a special meeting of stockholders shall be limited to that stated in the notice of such meeting or in a duly executed waiver thereof.

Potential Anti-Takeover Effect

Certain provisions of our Articles of Incorporation and Bylaws could make the acquisition of control of our Company and/or the removal of our existing management or directors more difficult, including those that:

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empower our board of directors, without stockholder approval, to issue our preferred stock, the terms of which, including voting power, are set by our board of directors;
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only permit stockholder action to be taken at an annual or special meeting of stockholders and not by written consent in lieu of such a meeting;
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provide for a classified board of directors, so that only approximately one-third of or directors are elected each year;
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require the affirmative vote of the holders of record of outstanding shares representing at least 66 2/3% of the voting power of all the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class, to remove any of our directors;
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prohibit us from engaging in certain business combinations with “interested stockholders” (generally defined as a holder of 15% or more of our outstanding voting stock);

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require at least 120 days’ advance notice of nominations for the election of directors and the presentation of stockholder proposals at meetings of stockholders; and
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require prior regulatory application and approval of any transaction involving acquiring control of our organization.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and that these benefits outweigh the disadvantages of discouraging the proposals. Negotiating with the proponent could result in an improvement of the terms of the proposal.

Stock Exchange Listing

Our common stock is traded on The New York Stock Exchange under the symbol “EQBK.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company at 1 State Street, 30th Floor, New York, NY 10004-1561.